CONTACT: Acura Pharmaceuticals, Inc.

Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. SECURES BRIDGE FUNDING

Palatine, IL, January 31, 2006: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced it has secured gross proceeds of $750,000 under a term loan agreement (the “Loan”) with Essex Woodlands Health Ventures V, L.P., Care Capital Investments II, L.P., Care Capital Offshore Investments II, L.P., Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P (collectively the “Bridge Lenders”). The Loan matures on June 1, 2006, bears an annual interest rate of 10%, is secured by a lien on all assets of the Company and its subsidiary, and is senior to all other Company debt. The Company will use utilize the net proceeds from the Loan to continue funding product development and licensing activities relating to OxyADF™ tablets and other product candidates utilizing its Aversion™ Technology. The Loan permits the funding of additional cash amounts subject to agreement by the Company and the Bridge Lenders. No assurance can be given, however, that any additional funding will be advanced to the Company under the terms of the Loan.

Cash Reserves Update

The Company estimates that its current cash reserves, including the net proceeds from the Loan, will fund product development and licensing activities through mid-to-late March, 2006. To continue operating thereafter, the Company must raise additional financing or enter into appropriate collaboration agreements with third parties providing for cash payments to the Company. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

The Company

Acura Pharmaceuticals, Inc., together with its subsidiary, is a specialty pharmaceutical development company primarily engaged in development of proprietary abuse deterrent, abuse resistant and tamper resistant formulation technologies ("Aversion™ Technology") intended to discourage abuse of orally administered opioid analgesic products.

This press release contains forward looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended that are based on management's beliefs and assumptions, current expectations, estimates and projections. Investors are cautioned that forward looking statements involve risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of such factors include, but are not limited to, the Company’s ability to secure additional financing to fund continued product development and operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, and the Company’s ability to fulfill the U.S. Food and Drug Administration’s requirements for approving the Company’s product candidates for commercial distribution in the United States. You are encouraged to review other important risk factors relating to the Company on our web site, www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may not ever have any products or technologies that generate revenue. Further, the forward looking statements speak only as of the date of such statements are made, and the Company undertakes no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements. Any or all of the forward looking statements whether included in this release or in the Company’s filings with the Securities and Exchange Commission, may turn out to be wrong. Readers should remember that no forward looking statement can be guaranteed and other factors besides those listed above could adversely affect the Company, its operating results or financial condition.

This and past press releases for Acura Pharmaceuticals, Inc. are available at Acura’s web site at www.acurapharm.com.